Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of LSB Industries, Inc. and to the incorporation by reference therein of our report dated March 23, 2007, except for Notes 2, 3, 10, 13 and 21 and the financial statements schedules listed in the Index at Item 15(a)(2) as to which the date is July 16, 2007, with respect to the consolidated financial statements and schedules of LSB Industries, Inc. included in its amended Annual Report (Form 10-K/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

August 24, 2007